EXHIBIT 99

                             PRESS RELEASE

      EQUITABLE OF IOWA COMPANIES AGREES TO MERGER WITH U.S. ARM
                                  OF
                     ING GROUP IN $2.2 BILLION DEAL


DES MOINES, IA - July 8, 1997 - Equitable of Iowa Companies, (NYSE:EIC), announced that its Board of Directors has approved a definitive merger agreement under which it will become a wholly owned subsidiary of the ING Groep N.V. (NYSE:ING), a Netherlands headquartered global financial services holding company for $2.2 billion plus assumption of debt.

The merger is expected to close by the end of 1997, and is subject to customary conditions, including regulatory and Equitable of Iowa shareholder approval. Under the terms of the transaction, ING will pay $68.00 per Equitable share of common stock and will assume approximately $400 million in debt. Equitable shareholders will have the option, subject to the limits described below, of accepting cash or American Depository Shares (ADSs) in respect of ING ordinary shares. Once completed, the merger of Equitable of Iowa with the existing ING life insurance business in North America will double ING's life insurance assets under management in the U.S. to more than $20 billion. Equitable of Iowa will retain its name and corporate autonomy and will be part of the ING Financial Services International North America divisions which includes Life of Georgia, Security Life of Denver, The Southland Group and the Netherlands Insurance Company.

The transaction will be tax free for Equitable shareholders to the extent they exchange their shares of Equitable of Iowa Companies common stock for ADSs. Total cash elections by Equitable shareholders will be limited to 50% of the aggregate consideration, while stock elections will be limited to 60%. The exchange ratio for ING ADSs will be determined by dividing $68.00 by an average trading price for ING ADSs prior to closing, and is subject to a maximum and a minimum of ING ADSs for each Equitable of Iowa Companies common stock share.

STRATEGIC PARTNERSHIP

According to Fred Hubbell, Equitable of Iowa Chairman, President and CEO, "Equitable of Iowa brings to this partnership a highly successful, growth oriented annuity and life insurance company. We will significantly ramp up ING's U.S. insurance presence. At the same time, ING, a world class operation, brings us the financial and operational resources of a substantial global player to support the needs of our policyholders, sales force and employees."

Hubbell continued, "This is a winning match. Together our organizations can enhance their competitive positions in the U.S. and provide stronger platforms for life insurance and annuity operations from which we can serve more customers. We expect the result to be accelerated growth opportunities far beyond what either of us can do on our own."

As part of the acquisition, Hubbell will join the ING FSI North American general management team as President and CEO of the expanded U.S. retail life and annuity businesses, reporting to Glenn Hilliard, Chairman and CEO of ING FSI North America. In addition, Equitable of Iowa board members will be invited to join the ING North America Insurance Corp. board.

COMPLEMENTARY PRODUCT LINES, DISTRIBUTION CHANNELS

Equitable of Iowa's business is complementary to ING's existing U.S. insurance operations, in terms of product mix and distribution network. Equitable of Iowa's portfolio of fixed and variable annuities significantly broadens ING's product offerings especially in a market experiencing dynamic growth.

"Prior to our discussions with ING, we had no plans to sell the company," said Hubbell. "However, as we learned more about ING we realized that this was a unique opportunity to provide our shareholders with a price consideration consistent with the long-term superior performance of our business while strengthening our operations so that we could continue to deliver strong results." Hubbell further noted that with the combined resources of Equitable of Iowa and ING, his team recognized the opportunity for better positioning to continue to produce high rates of profitable growth.

"As we looked forward with along term perspective on the overall financial services arena, we saw the larger companies gaining disproportionate advantages in operating scale and capital costs, the capacity to fund the tremendous investments necessary for new technology systems, and the ability to manage the risks associated with potential regulatory changes," Hubbell continued. "We determined that the opportunity presented here would best allow shareholders and our other key stakeholders to continue to realize the attractive returns we've been providing on into the future.

EQUITABLE OF IOWA WILL BE A KEY PLAYER IN ING'S U.S. OPERATIONS

According to ING chairman of the Executive Board Aad Jacobs, "Equitable of Iowa will play a significant role for us in the U.S. market. This acquisition will enhance our competitive position, lifting our U.S. total premium level ranking to 21st, from its current 41st position."

Jacobs also noted the strategic fit within ING's operations. "Equitable of Iowa is financially strong, has a venerable history of success among American insurers and has demonstrated an ability to develop new products, enter new markets and expand distribution channels. In many respects, our corporate cultures have a great deal in common. We share a tradition of serving the individual, be that a member of the sales force, a customer, an employee or a shareholder. Like Equitable of Iowa, we have always prized integrity, professionalism and entrepreneurship as core business values."

ING, offering a variety of banking, insurance and asset management products and services on a global basis, is a worldwide leader in integrated financial services. For the year ended December 31, 1996, ING reported net income of NLG 3.3 billion (approximately $2.0 billion) on revenues of NLG 47.6 billion (approximately $28.3 billion). ING has operations in 58 countries and employs over 65,000 people worldwide. In the United States, ING employs over 8,000 people through subsidiaries such as Life of Georgia, Security Life of Denver, The Southland Group and The Netherlands Insurance Company.

Equitable of Iowa's strategy is to offer a broad array of retirement savings products appealing to many consumers while utilizing broad-based distribution channels of independent and career insurance agents, banks and broker/dealers. Fixed and variable annuities and fixed and variable life insurance products are marketed nationwide through Equitable Life Insurance Company of Iowa, First Golden American Life Insurance Company of New York, Golden American Life Insurance Company, Locust Street Securities and USG Annuity & Life Company.